Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185206) pertaining to the Eaton Savings Plan of our report dated June 20, 2019, with respect to the financial statements of the Eaton Savings Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2018 and 2017.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio
June 20, 2019